Exhibit 99.2
For Release: 8/10/09
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the second quarter 2009
(All dollars are in thousands, except per share amounts, unless otherwise noted)
This earnings supplement contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. Statements that are not historical facts, including statements about the Company’s expectations and statements that assume or are dependent upon future events, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2008 and changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations (including changes resulting from new laws, such as any new laws enacted to implement the Administration’s 2010 budget proposals as they relate to FFELP), which may reduce the volume, average term, special allowance payments, and yields on student loans under the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”) of the U.S. Department of Education (the “Department”) or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the Company’s ability to maintain its credit facilities or obtain new facilities; the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities; changes to the terms and conditions of the liquidity programs offered by the Department; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; the uncertain nature of estimated expenses that may be incurred and cost savings that may result from restructuring plans; incorrect estimates or assumptions by management in connection with the preparation of the consolidated financial statements; and changes in general economic conditions. Additionally, financial projections may not prove to be accurate and may vary materially. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this Supplement. The Company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this Supplement or unforeseen events. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Operations

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$177,202	189,570	319,528	366,772	674,918
Amortization of loan premiums and deferred origination costs	(16,789)	(18,651)	(22,842)	(35,440)	(48,246)
Investment interest	2,776	4,091	9,116	6,867	20,796

Total interest income	163,189	175,010	305,802	338,199	647,468

Interest expense:
Interest on bonds and notes payable	106,082	146,502	232,464	252,584	557,605

Net interest income	57,107	28,508	73,338	85,615	89,863
Less provision for loan losses	8,000	7,500	6,000	15,500	11,000

Net interest income after provision for loan losses	49,107	21,008	67,338	70,115	78,863

Other income:
Loan and guaranty servicing revenue	28,803	26,471	23,821	55,274	48,482
Tuition payment processing and campus commerce revenue	11,848	15,538	10,270	27,386	24,117
Enrollment services revenue	28,747	28,771	26,068	57,518	53,290
Software services revenue	6,119	5,705	5,979	11,824	14,183
Other income	11,527	16,862	6,125	28,389	12,379
Gain (loss) on sale of loans	(196)	(206)	48	(402)	(47,426)
Derivative market value, foreign currency, and put option adjustments	(34,013)	(4,880)	15,755	(38,893)	(41,606)
Derivative settlements, net	9,535	24,358	4,437	33,893	45,200

Total other income	62,370	112,619	92,503	174,989	108,619

Operating expenses:
Salaries and benefits	40,180	38,226	43,549	78,406	97,392
Cost to provide enrollment services	18,092	17,793	14,755	35,885	30,158
Other expenses	33,299	30,398	33,057	63,697	67,254
Amortization of intangible assets	5,785	6,154	6,561	11,939	13,121
Impairment expense	—	—	—	—	18,834

Total operating expenses	97,356	92,571	97,922	189,927	226,759

Income (loss) before income taxes	14,121	41,056	61,919	55,177	(39,277)

Income tax (expense) benefit	(5,918)	(15,601)	(19,195)	(21,519)	12,176

Income (loss) from continuing operations	8,203	25,455	42,724	33,658	(27,101)
Income from discontinued operations, net of tax	—	—	981	—	981

Net income (loss)	$8,203	25,455	43,705	33,658	(26,120)

Earnings (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.16	0.52	0.86	0.68	(0.55)
Income from discontinued operations, net of tax	—	—	0.02	—	0.02

Net income (loss)	$0.16	0.52	0.88	0.68	(0.53)

Weighted average shares outstanding	49,534,413	49,142,324	49,095,153	49,339,451	49,073,580

Condensed Consolidated Balance Sheets and Financial Data

	As of	As of	As of
	June 30,	December 31,	June 30,
	2009	2008	2008
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$23,889,571	25,413,008	25,993,307
Student loans receivable — held for sale	1,749,290	—	—
Cash and cash equivalents	366,827	189,847	138,454
Restricted cash and investments	1,123,607	1,158,257	1,036,856
Goodwill	175,178	175,178	175,178
Intangible assets, net	65,115	77,054	90,163
Other assets	740,954	841,553	997,967

Total assets	$28,110,542	27,854,897	28,431,925

Liabilities:
Bonds and notes payable	$27,169,573	26,787,959	27,530,237
Other liabilities	259,782	423,712	317,646

Total liabilities	27,429,355	27,211,671	27,847,883

Shareholders’ equity	681,187	643,226	584,042

Total liabilities and shareholders’ equity	$28,110,542	27,854,897	28,431,925

Overview
The Company is an education planning and financing company focused on providing quality products and services to students, families, schools, and financial institutions nationwide. The Company is a vertically-integrated organization that offers a broad range of products and services to its customers throughout the education life cycle.
Built through a focus on long term organic growth and further enhanced by strategic acquisitions, the Company earns its revenues from fee-based revenues related to its diversified education finance and service operations and from net interest income on its portfolio of student loans.

The Company has certain business objectives in place for 2009 and beyond that include:
•	Grow and diversify fee-based businesses

•	Manage operating costs

•	Maximize the value of existing portfolio

•	Eliminate exposure to liquidity risk and unfunded debt burden

•	Reposition asset generation business
Achieving these business objectives has impacted the financial condition and operating results of the Company during the first and second quarters of 2009 as discussed below.
In addition, recent proposed legislation concerning the student loan industry may impact the future financial condition and operating results of the Company.
Grow and Diversify Fee-Based Businesses
In recent years, the Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk. Revenues from these businesses are primarily generated from products and services offered in the Company’s Tuition Payment Processing and Campus Commerce and Enrollment Services operating segments. As shown below, revenue earned from businesses less dependent upon government programs has grown $6.3 million (23.2%) for the three months ended June 30, 2009 compared to the same period in 2008, and $11.6 million (19.9%) for the six months ended June 30, 2009 compared to the same period in 2008.

	Three months ended June 30,
	2009	2008	$ Change	% Change

Tuition Payment Processing and Campus Commerce	$11,848	10,270	1,578
Enrollment Services — Lead Generation	21,709	16,972	4,737

	33,557	27,242	$6,315	23.2%

Enrollment Services — Other	7,038	9,096
Student Loan and Guaranty Servicing	30,109	24,747
Software and Technical Services	5,194	4,896

Total revenue from fee-based businesses	$75,898	65,981

	Six months ended June 30,
	2009	2008	$ Change	% Change

Tuition Payment Processing and Campus Commerce	$27,386	24,117	3,269
Enrollment Services — Lead Generation	42,779	34,406	8,373

	70,165	58,523	$11,642	19.9%

Enrollment Services — Other	14,739	18,921
Student Loan and Guaranty Servicing	57,837	50,855
Software and Technical Services	10,024	11,611

Total revenue from fee-based businesses	$152,765	139,910

Department of Education Servicing Contract
In June 2009, the Department named the Company as one of four private sector servicers awarded a servicing contract to service student loans. The contract specifically covers the servicing of all federally-owned student loans, including the servicing of FFELP loans purchased by the Department pursuant to the Ensuring Continued Access to Student Loans Act of 2008 (“ECASLA”). The Company expects the contract to begin on or around August 31, 2009 and span five years with one, five-year renewal option. Beginning in August 2010, the contract will also cover the servicing on new loans originated under the Direct Loan Program. Servicing volume will initially be allocated by the Department to servicers awarded a contract, and performance factors such as customer satisfaction levels and default rates will determine volume allocations over time. Servicing loans under this contract will further diversify the Company’s revenue and customer base.
Manage Operating Costs
Excluding costs to provide enrollment services and restructure and impairment charges, operating expenses decreased $7.6 million (9.0%) and $19.9 million (11.7%) for the three and six months ended June 30, 2009 compared to the same periods in 2008. These decreases were the result of continued focus by the Company on managing costs and gaining efficiencies and continued benefits from prior restructuring activities.

During the second quarter of 2009, the Company adopted a plan to further streamline its operations by continuing to reduce its geographic footprint and consolidate servicing operations and related support services. The Company estimates that the charge to earnings associated with this restructuring plan will be fully recognized by December 31, 2010 and will total approximately $9.2 million, consisting of approximately $5.7 million in severance costs and approximately $3.5 million in contract terminations, of which approximately $5.4 million are expected to be recognized in 2009. During the three month period ended June 30, 2009, the Company recorded charges of $2.8 million related to this plan.
Maximize the Value of Existing Portfolio
The Company’s student loan spread was impacted in 2009 by the distortion in the CP and LIBOR indices and fixed rate floor income as discussed below.
CP/LIBOR distortion
The Company’s variable student loan spread for the three and six months ended June 30, 2009 was 0.60% and 0.54%, respectively, compared to 1.15% and 0.99% for the same periods in 2008. This decrease is primarily related to the volatility between CP and LIBOR.
As of June 30, 2009 the Company had $24.0 billion of FFELP loans indexed to three-month financial commercial paper rate and $20.0 billion in debt indexed to LIBOR. Due to the unintended consequences of government intervention in the commercial paper markets and limited issuances of qualifying financial commercial paper, the relationship between the three-month financial CP and LIBOR rates has been distorted and volatile. To address this issue, the Department announced that for purposes of calculating the FFELP loan index from October 27, 2008 to December 31, 2008, the Federal Reserve’s Commercial Paper Funding Facility rate was used for those days in which no three-month financial commercial paper rate was available. This resulted in a CP/LIBOR spread of 21 basis points in the fourth quarter of 2008. This action partially mitigated the volatility between CP and LIBOR during the fourth quarter of 2008. However, the Department did not implement a similar methodology for the first and second quarters of 2009. The CP/LIBOR spread during the first and second quarters of 2009 was 52 basis points and 45 basis points, respectively, compared to 9 basis points and 5 basis points for the same periods in 2008. The distortion of these indexes negatively impacted the Company’s interest income earned on its student loan portfolio.
Fixed rate floor income
The Company’s core student loan spread (variable student loan spread including fixed rate floor contribution) for the three and six months ended June 30, 2009 was 1.09% and 1.02%, respectively, compared to 1.11% and 1.00% for the same periods in 2008. During the three and six months ended June 30, 2009, loan interest income includes $37.1 million (59 basis points of spread contribution) and $67.3 million (54 basis points), respectively, of fixed rate floor income compared to $9.9 million (15 basis points) and $18.4 million (14 basis points) during the same periods in 2008. The increase in fixed rate floor income is due to lower interest rates in 2009 compared to the same periods in 2008.
Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment (“SAP”) formula set by the Department and the borrower rate, which is fixed over a period of time. The SAP formula is based on an applicable index plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan. The Company generally finances its student loan portfolio with variable rate debt. In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline. In these interest rate environments, the Company may earn additional spread income that it refers to as floor income. For loans where the borrower rate is fixed to term, the Company may earn floor income for an extended period of time, which the Company refers to as fixed rate floor income.

Future Cash Flow from Portfolio
As of June 30, 2009, the Company had $20.1 billion of notes issued under asset-backed securitizations that primarily reprice at a fixed spread to three month LIBOR and are structured to substantially match the maturity of the funded assets. These notes fund FFELP student loans that are predominantly set based on a spread to three month commercial paper. The three month LIBOR and three month commercial paper indexes have historically been highly correlated. Based on cash flow models developed to reflect management’s current estimate of, among other factors, prepayments, defaults, deferment, forbearance, and interest rates, the Company currently expects future undiscounted cash flows from these transactions will be in excess of $1.4 billion. These cash flows consist of net spread and servicing and administrative revenue in excess of estimated cost. However, due to the unintended consequences of government intervention in the commercial paper markets and limited issuances of qualifying financial commercial paper, the relationship between the three-month financial commercial paper and LIBOR rates has been distorted and volatile. Such distortion has had and may continue to have a significant impact on the earnings and cash flows of this portfolio.
Eliminate Exposure to Liquidity Risk and Unfunded Debt Burden
The Company’s FFELP warehouse facility that expires in May 2010 provides for formula based advance rates based on current market conditions, which require equity support to be posted to the facility under certain circumstances. As of December 31, 2008, the Company had $1.6 billion of student loans in the facility, $1.4 billion borrowed under the facility, and $280.6 million posted as equity funding support for this facility. In order to reduce exposure related to these equity support provisions, the Company reduced the amount of loans included in the facility in the first half of 2009 by completing an asset-backed securities transaction of $294.6 million, selling $40.4 million in student loan assets, and accessing the Department’s program under which it finances eligible FFELP Stafford and PLUS loans in a conduit vehicle established to provide funding for student lenders (the “Conduit Program”). These transactions allowed the Company to withdraw cash posted as equity funding support for the facility. As of June 30, 2009, the Company had $403.7 million of student loans in the facility, $420.9 million borrowed under the facility, and $62.8 million posted as equity funding support.
On August 3, 2009, the Company entered into a new $500.0 million FFELP warehouse facility with a final maturity date of August 3, 2012. The Company plans to utilize the new facility to refinance the remaining student loans in the Company’s prior FFELP warehouse facility that expires in May 2010. Refinancing these loans will allow the Company to withdraw all remaining equity funding support from the prior FFELP warehouse facility.
The Company purchased $34.9 million, $35.5 million, and $102.6 million of its 5.125% Senior Notes due 2010 (the “2010 Notes”) for $26.8 million, $31.1 million, and $102.6 million during the first and second quarters of 2009 and July 2009, respectively. These transactions resulted in the Company recognizing gains of $8.1 million and $4.4 million in the first and second quarters of 2009, respectively. The $102.6 million in notes purchased in July 2009 were purchased at par. Subsequent to these transactions, the Company has $102.0 million of 2010 Notes outstanding.

Reposition Asset Generation Business
In August 2008, the Department implemented the Loan Purchase Commitment Program (the “Purchase Program”) and the Loan Purchase Participation Program (the “Participation Program”) pursuant to ECASLA. As of June 30, 2009, the Company had $1.7 billion of FFELP loans funded using the Participation Program, which are classified as held for sale on the Company’s consolidated balance sheet. These loans are expected to be sold to the Department under its Purchase Program during 2009. Upon selling the $1.7 billion in loans held for sale, the Company expects to recognize a gain of approximately $31 million to $34 million. The Company plans to continue to use the Participation and Purchase Programs to fund loans originated through the 2009-2010 academic year. The Company is also further repositioning its student loan asset generation business in view of the legislative developments discussed below.
Legislation
On February 26, 2009, the President introduced several proposals related to the fiscal year 2010 Federal budget, including a proposal for the elimination of the FFEL Program and a recommendation that all new student loan originations be funded through the Direct Loan Program, with loan servicing to be provided by private sector companies through performance-based contracts with the Department. On April 29, 2009, Congress passed a budget resolution including the President’s proposal to eliminate the FFEL Program using the budget reconciliation procedure. In the reconciliation instructions, both the Senate Committee on Health, Education, Labor, and Pensions and the House Committee on Education and Labor shall report out for consideration by the Senate and House, respectively, no later than October 15, 2009, changes to the budget which will reduce the deficit by $1 billion for fiscal years 2009 through 2014. The resolution also includes non-binding language to maintain “a competitive private sector role in the student loan program.” On May 7, 2009, the President released the detailed fiscal year 2010 Federal budget, which the Department of Education has indicated reflects the elimination of the FFEL Program for loans originated on or after July 1, 2010.
On July 21, 2009, the House Committee on Education and Labor approved the Student Aid Reform and Fiscal Responsibility Act (“SAFRA”), which would eliminate the FFEL Program and require that after July 1, 2010 all new federal student loans be made through the Direct Loan Program. It is currently expected that the full House will consider the legislation in September 2009. The Senate Committee on Health, Education, Labor, and Pensions has not released a timeline for its consideration of the proposed legislation, but it is expected that they will begin considering student loan legislation no earlier than September. In addition to the House’s proposal, there are several other proposals for changes to the education financing framework that may be considered as the legislation moves forward. These include a possible extension of ECASLA, which expires on July 1, 2010, and the Student Loan Community Proposal, a proposal endorsed by a cross-section of FFELP service providers (including the Company) as an alternative to the 100% federal direct lending proposal reflected in SAFRA.

Elimination of the FFEL Program would impact the Company’s operations and profitability by, among other things, reducing the Company’s interest revenues as a result of the inability to add new FFELP loans to the Company’s portfolio and reducing guarantee and third-party servicing fees as a result of reduced FFELP loan servicing and origination volume. Additionally, the elimination of the FFEL Program would reduce education loan software sales and related consulting fees received from lenders using the Company’s software products and services. The fair value and/or recoverability of the Company’s goodwill, intangible assets, and other long-lived assets related to these activities could be adversely affected if the FFEL Program is eliminated. As discussed previously, in recent years, the Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk.
Non-GAAP Performance Measures
In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”). In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as base net income. While base net income is not a substitute for reported results under GAAP, the Company provides base net income as additional information regarding its financial results.
Base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The Company’s board of directors utilizes base net income to set performance targets and evaluate management’s performance. The Company also believes analysts, rating agencies, and creditors use base net income in their evaluation of the Company’s results of operations. While base net income is not a substitute for reported results under GAAP, the Company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management. Management believes base net income provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income (loss) to base net income (loss).

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008

GAAP net income (loss)	$8,203	25,455	43,705	33,658	(26,120)
Base adjustments:
Derivative market value, foreign currency, and put option adjustments	34,013	4,880	(15,755)	38,893	42,072
Amortization of intangible assets	5,785	6,154	6,561	11,939	13,121
Compensation related to business combinations	—	159	750	159	2,046
Variable rate floor income, net of settlements on derivatives	(6,042)	(1,460)	(14,726)	(7,502)	(30,780)

Total base adjustments before income taxes	33,756	9,733	(23,170)	43,489	26,459
Net tax effect (a)	(14,147)	(3,699)	7,183	(16,961)	(8,202)

Total base adjustments	19,609	6,034	(15,987)	26,528	18,257

Base net income (loss)	27,812	31,489	27,718	60,186	(7,863)
Discontinued operations, net of tax	—	—	(981)	—	(981)

Base net income (loss), excluding discontinued operations	$27,812	31,489	26,737	60,186	(8,844)

Earnings (loss) per share, basic and diluted:
GAAP net income (loss)	$0.16	0.52	0.88	0.68	(0.53)
Total base adjustments	0.40	0.12	(0.32)	0.54	0.37

Base net income (loss)	0.56	0.64	0.56	1.22	(0.16)
Discontinued operations, net of tax	—	—	(0.02)	—	(0.02)

Base net income (loss), excluding discontinued operations	$0.56	0.64	0.54	1.22	(0.18)

(a)	For 2009, income taxes are applied at 38%. For 2008, income taxes are applied at the consolidated effective tax rate.

The following table summarizes the impact of restructuring and liquidity related charges recognized by the Company to base net income.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008

Base net income (loss), excluding discontinued operations	$27,812	31,489	26,737	60,186	(8,844)
Adjusted base adjustments:
Restructuring charges	3,288	—	(365)	3,288	25,946
Liquidity related charges (a)	—	—	—	—	47,493

Adjusted base adjustments before income taxes	3,288	—	(365)	3,288	73,439
Net tax effect (b)	(1,378)	—	121	(1,282)	(22,759)

Total adjusted base adjustments	1,910	—	(244)	2,006	50,680

Base net income, excluding discontinued operations, restructuring charges (net of tax), and liquidity related charges (net of tax)	$29,722	31,489	26,493	62,192	41,836

Earnings per share, basic and diluted:
Base net income (loss), excluding discontinued operations	$0.56	0.64	0.54	1.22	(0.18)
Total adjusted base adjustments	0.04	—	—	0.04	1.03

Base net income, excluding discontinued operations, restructuring charges (net of tax), and liquidity related charges (net of tax)	$0.60	0.64	0.54	1.26	0.85

(a)
On March 31, 2008, the Company sold $857.8 million (par value) of federally insured student loans resulting in the recognition of a loss of $30.4 million. In addition, on April 8, 2008, the Company sold $428.6 million (par value) of federally insured student loans. The portfolio of student loans sold on April 8, 2008 was presented as “held for sale” on the March 31, 2008 consolidated balance sheet and was valued at the lower of cost or fair value. The Company recognized a loss of $17.1 million during the three month period ended March 31, 2008 as a result of marking these loans to fair value. Combined, the portfolios sold on March 31, 2008 and April 8, 2008 were sold for a purchase price of approximately 98% of the par value of such loans. As a result of the disruptions in the debt and secondary markets, the Company sold these loan portfolios in order to reduce the amount of student loans remaining under the Company’s multi-year committed financing facility for FFELP loans which reduced the Company’s exposure related to certain equity support provisions included in this facility.

(b)	For 2009, income taxes are applied at 38%. For 2008, income taxes are applied at the consolidated effective tax rate.
Limitations of Base Net Income
While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that base net income is an important additional tool for providing a more complete understanding of the Company’s results of operations. Nevertheless, base net income is subject to certain general and specific limitations that investors should carefully consider. For example, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. The Company’s base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon base net income. Base net income results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of base net income arise from the specific adjustments that management makes to GAAP results to derive base net income results. These differences are described below.
Differences between GAAP and Base Net Income
Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations. A more detailed discussion of the differences between GAAP and base net income follows.
Derivative market value, foreign currency, and put option adjustments: “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP. Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), requires that changes in fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative instruments primarily used by the Company include interest rate swaps, basis swaps, and cross-currency interest rate swaps. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment” as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations. Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements. These settlements are included in “Derivative settlements, net” on the attached consolidated statements of operations.
“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars. In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps. Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds. The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR. Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “Derivative settlements, net” on the attached consolidated statements of operations. However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations. The re-measurement of the Euro-denominated bonds correlates with the change in fair value of the cross-currency interest rate swaps. However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

In 2008, “base net income” also excluded the change in fair value of put options issued by the Company for certain business acquisitions. The put options were valued by the Company each reporting period using a Black-Scholes pricing model. Therefore, the fair value of those options were primarily affected by the strike price and term of the underlying option, the Company’s stock price, and the dividend yield and volatility of the Company’s stock. The Company believed those point-in-time estimates of value were subject to fluctuations which made it difficult to evaluate the ongoing results of operations against the Company’s business plans and affected the period-to-period comparability of the results of operations. In 2008, the Company settled all of its obligations related to these put options.
The gains and/or losses included in “Derivative market value, foreign currency, and put option adjustments” on the attached consolidated statements of operations are primarily caused by interest rate and currency volatility, changes in the value of put options based on the inputs used in the Black-Scholes pricing model, as well as the volume and terms of put options and of derivatives not receiving hedge treatment. “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate, currency, and put option volatility on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the put options and the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.
Amortization of intangible assets: “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.
Compensation related to business combinations: The Company has structured certain business combinations in which the consideration paid has been dependent on the sellers’ continued employment with the Company. As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement. “Base net income” excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations. If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company’s results of operations.

Variable rate floor income, net of settlements on derivatives: Loans that reset annually on July 1 can generate excess spread income compared with the rate based on the special allowance payment formula in declining interest rate environments. The Company refers to this additional income as variable-rate floor income. The Company excludes variable-rate floor income, net of settlements paid on derivatives used to hedge student loan assets earning variable-rate floor income, from its “base net income” since the timing and amount of variable-rate floor income (if any) is uncertain, it has been eliminated by legislation for all loans originated on and after April 1, 2006, and it is in excess of expected spreads. In addition, because variable-rate floor income is subject to the underlying rate for the subject loans being reset annually on July 1, it is a factor beyond the Company’s control which can affect the period-to-period comparability of results of operations.
Prior to October 1, 2008, variable rate floor income was calculated by the Company on a statutory maximum basis. However, as a result of the disruption in the capital markets beginning in August 2007, the full benefit of variable rate floor income calculated on a statutory maximum basis has not been realized by the Company due to the widening of the spread between short term interest rate indices and the Company’s actual cost of funds. As a result of the ongoing volatility of interest rates, effective October 1, 2008, the Company changed its calculation of variable rate floor income to better reflect the economic benefit received by the Company. The economic benefit received by the Company related to variable rate floor income was $6.0 million and $19.3 million for the three months ended June 30, 2009 and 2008, respectively, and $7.5 million and $25.6 million for the six months ended June 30, 2009 and 2008, respectively. Variable rate floor income calculated on a statutory maximum basis was $13.0 million and $21.9 million for the three months ended June 30, 2009 and 2008, respectively, and $23.8 million and $40.7 million for the six months ended June 30, 2009 and 2008, respectively. For the three months ended March 31, 2009, the economic benefit received by the Company related to variable rate floor income was $1.5 million, whereas variable rate floor income calculated on a statutory maximum basis for the same period was $10.8 million. Beginning October 1, 2008, the economic benefit received by the Company has been used to determine base net income.
The Company has used derivative instruments to hedge variable rate floor income during certain periods. During the three and six months ended June 30, 2008, the Company made payments (settlements) of $7.2 million and $10.0 million, respectively, on such derivatives. These settlements are netted with variable-rate floor income and are excluded from “base net income.”
Discontinued operations: In May 2007, the Company sold EDULINX. As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations for all periods presented. The Company presents “base net income” excluding discontinued operations since the operations and cash flows of EDULINX have been eliminated from the ongoing operations of the Company.

Operating Segments
The Company has five operating segments as defined in Statement of Financial Accounting Standards No. 131, Disclosures about Segments of Enterprise and Related Information (“SFAS No. 131”) as follows: Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, Enrollment Services, Software and Technical Services, and Asset Generation and Management. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. The accounting policies of the Company’s operating segments are the same as those described in the summary of significant accounting policies included in the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Intersegment revenues are charged by a segment to another segment that provides the product or service. Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.
The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability. As discussed further, management measures the profitability of the Company’s operating segments based on base net income. Accordingly, information regarding the Company’s operating segments is provided based on base net income. The Company’s base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.
Fee-based Operating Segments
Historically, the Company generated the majority of its revenue from net interest income earned in its Asset Generation and Management operating segment. In recent years, the Company has made several acquisitions that have expanded the Company’s products and services and has diversified its revenue — primarily from fee-based businesses. The Company currently offers a broad range of pre-college, in-college, and post-college products and services to students, families, schools, and financial institutions. These products and services help students and families plan and pay for their education and students plan their careers. The Company’s products and services are designed to simplify the education planning and financing process and are focused on providing value to students, families, and schools throughout the education life cycle. The Company continues to diversify its sources of revenue, including those generated from businesses that are not dependent upon government programs, reducing legislative and political risk.

Student Loan and Guaranty Servicing
The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties and servicing provided to guaranty agencies. The servicing and business process outsourcing activities include loan origination activities, application processing, borrower updates, payment processing, due diligence procedures, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating fee revenue when performed for third-party clients. The guaranty servicing, servicing support, and business process outsourcing activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services to guaranty agencies. The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:
•	Origination and servicing of FFELP loans
•	Servicing of non-federally insured student loans
•	Servicing and support outsourcing for guaranty agencies
Tuition Payment Processing and Campus Commerce
The Tuition Payment Processing and Campus Commerce operating segment provides products and services to help institutions and education seeking families manage the payment of education costs during the pre-college and college stages of the education life cycle. The Company provides actively managed tuition payment solutions, online payment processing, detailed information reporting, financial needs analysis, and data integration services to K-12 and higher educational institutions, families, and students. In addition, the Company provides customer-focused electronic transactions, information sharing, and account and bill presentment to colleges and universities.
Enrollment Services
The Enrollment Services segment offers products and services that are focused on helping (i) students plan and prepare for life after high school (content management and publishing and editing services) and (ii) colleges recruit and retain students (lead generation and recruitment services). Lead generation products and services include vendor lead management services and admissions lead generation. Publishing and editing services include test preparation study guides and essay and resume editing services. Content management products and services include online courses and related services. Recruitment services include pay per click marketing management, email marketing, list marketing services, and admissions consulting.
Software and Technical Services
The Software and Technical Services operating segment provides information technology products and full-service technical consulting, with core areas of business in educational loan software solutions, business intelligence, technical consulting services, and Enterprise Content Management (ECM) solutions.
Asset Generation and Management Operating Segments
The Asset Generation and Management operating segment includes the acquisition, management, and ownership of the Company’s student loan assets. Revenues are primarily generated from the Company’s earnings from the spread, referred to as the Company’s student loan spread, between the yield received on the student loan portfolio and the costs associated with originating, acquiring, and financing the student loan portfolio. The Company generates student loan assets through direct origination or through acquisitions. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan portfolio, all costs and activity associated with the generation of assets, funding of those assets, and maintenance of the debt transactions are included in this segment. This includes derivative activity and the related derivative market value and foreign currency adjustments. The Company is also able to leverage its capital market expertise by providing investment advisory services and other related services to third parties through a licensed broker dealer subsidiary. Revenues and expenses for those functions are also included in the Asset Generation and Management segment.

Segment Operating Results
The tables below reflect base net income for each of the Company’s operating segments. Reconciliation of the segment totals to the Company’s operating results in accordance with GAAP is also included in the tables below.

	Three months ended June 30, 2009
	Fee-Based
	Student	Tuition							“Base net
	Loan	Payment		Software		Asset	Corporate		income”
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$13	11	—	—	24	156,233	1,312	(422)	6,042	163,189
Interest expense	—	—	—	—	—	98,338	8,166	(422)	—	106,082

Net interest income (loss)	13	11	—	—	24	57,895	(6,854)	—	6,042	57,107

Less provision for loan losses	—	—	—	—	—	8,000	—	—	—	8,000

Net interest income (loss) after provision for loan losses	13	11	—	—	24	49,895	(6,854)	—	6,042	49,107

Other income (expense):
Loan and guaranty servicing revenue	29,184	—	—	—	29,184	—	(381)	—	—	28,803
Tuition payment processing and campus commerce revenue	—	11,848	—	—	11,848	—	—	—	—	11,848
Enrollment services revenue	—	—	28,747	—	28,747	—	—	—	—	28,747
Software services revenue	925	—	—	5,194	6,119	—	—	—	—	6,119
Other income	249	—	—	—	249	4,241	7,037	—	—	11,527
Loss on sale of loans	—	—	—	—	—	(196)	—	—	—	(196)
Intersegment revenue	20,888	53	277	3,896	25,114	—	8,463	(33,577)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	—	—	—	(34,013)	(34,013)
Derivative settlements, net	—	—	—	—	—	9,535	—	—	—	9,535

Total other income (expense)	51,246	11,901	29,024	9,090	101,261	13,580	15,119	(33,577)	(34,013)	62,370

Operating expenses:
Salaries and benefits	13,355	6,402	5,863	5,715	31,335	1,735	6,234	876	—	40,180
Restructure expense- severance and contract terminination costs	2,513	—	—	422	2,935	—	353	(3,288)	—	—
Cost to provide enrollment services	—	—	18,092	—	18,092	—	—	—	—	18,092
Other expenses	11,140	2,339	3,041	838	17,358	5,875	8,259	1,807	5,785	39,084
Intersegment expenses	9,484	669	508	764	11,425	20,732	815	(32,972)	—	—

Total operating expenses	36,492	9,410	27,504	7,739	81,145	28,342	15,661	(33,577)	5,785	97,356

Income (loss) before income taxes	14,767	2,502	1,520	1,351	20,140	35,133	(7,396)	—	(33,756)	14,121
Income tax (expense) benefit (a)	(5,612)	(951)	(577)	(514)	(7,654)	(13,351)	940	—	14,147	(5,918)

Net income (loss)	$9,155	1,551	943	837	12,486	21,782	(6,456)	—	(19,609)	8,203

(a)	Income taxes are applied based on 38% of income (loss) before income taxes for the individual operating segments.

Three months ended June 30, 2009:
Before Tax Operating Margin	28.8%	21.0%	5.2%	14.9%	19.9%	55.3%

Before Tax Operating Margin — excluding net interest income for fee-based businesses, restructure expense, and the revenue and expenses associated with rehabilitation loan sales	30.4%	20.9%	5.2%	19.5%	22.8%	55.3%

Three months ended March 31, 2009:
Before Tax Operating Margin	31.4%	38.7%	3.6%	18.2%	23.5%	55.5%

Before Tax Operating Margin — excluding net interest income for fee-based businesses	31.3%	38.6%	3.6%	18.2%	23.4%	55.5%

Three months ended June 30, 2008:
Before Tax Operating Margin	30.3%	16.3%	3.2%	10.3%	19.0%	63.2%

Before Tax Operating Margin — excluding net interest income for fee-based businesses, restructure expense, and the revenue and expenses associated with rehabilitation loan sales	30.1%	13.7%	3.2%	10.2%	18.3%	63.2%

	Three months ended March 31, 2009
	Fee-Based
	Student	Tuition							“Base net
	Loan	Payment		Software		Asset	Corporate		income”
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$66	30	—	—	96	172,587	1,427	(560)	1,460	175,010
Interest expense	—	—	—	—	—	138,594	8,468	(560)	—	146,502

Net interest income (loss)	66	30	—	—	96	33,993	(7,041)	—	1,460	28,508

Less provision for loan losses	—	—	—	—	—	7,500	—	—	—	7,500

Net interest income (loss) after provision for loan losses	66	30	—	—	96	26,493	(7,041)	—	1,460	21,008

Other income (expense):
Loan and guaranty servicing revenue	26,853	—	—	—	26,853	—	(382)	—	—	26,471
Tuition payment processing and campus commerce revenue	—	15,538	—	—	15,538	—	—	—	—	15,538
Enrollment services revenue	—	—	28,771	—	28,771	—	—	—	—	28,771
Software services revenue	875	—	—	4,830	5,705	—	—	—	—	5,705
Other income	112	—	—	—	112	4,651	12,099	—	—	16,862
Loss on sale of loans	—	—	—	—	—	(206)	—	—	—	(206)
Intersegment revenue	19,878	57	—	3,124	23,059	—	8,921	(31,890)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	—	—	—	(4,880)	(4,880)
Derivative settlements, net	—	—	—	—	—	24,358	—	—	—	24,358

Total other income	47,718	15,595	28,771	7,954	100,038	28,803	20,638	(31,890)	(4,880)	112,619

Operating expenses:
Salaries and benefits	14,704	6,545	6,095	5,185	32,529	1,775	6,267	(2,504)	159	38,226
Costs to provide enrollment services	—	—	17,793	—	17,793	—	—	—	—	17,793
Other expenses	8,597	2,408	3,295	678	14,978	4,959	10,461	—	6,154	36,552
Intersegment expenses	9,470	623	546	645	11,284	17,876	316	(29,476)	—	—

Total operating expenses	32,771	9,576	27,729	6,508	76,584	24,610	17,044	(31,980)	6,313	92,571

Income (loss) before income taxes	15,013	6,049	1,042	1,446	23,550	30,686	(3,447)	—	(9,733)	41,056
Income tax (expense) benefit (a)	(5,705)	(2,298)	(396)	(550)	(8,949)	(11,661)	1,310	—	3,699	(15,601)

Net income (loss)	$9,308	3,751	646	896	14,601	19,025	(2,137)	—	(6,034)	25,455

(a)	Income taxes are applied based on 38% of income (loss) before income taxes for the individual operating segment.

	Three months ended June 30, 2008
	Fee-Based
	Student	Tuition							“Base net
	Loan	Payment		Software		Asset	Corporate		income”
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$243	310	1	—	554	282,293	1,574	(546)	21,927	305,802
Interest expense	—	—	1	—	1	222,402	10,607	(546)	—	232,464

Net interest income (loss)	243	310	—	—	553	59,891	(9,033)	—	21,927	73,338

Less provision for loan losses	—	—	—	—	—	6,000	—	—	—	6,000

Net interest income (loss) after provision for loan losses	243	310	—	—	553	53,891	(9,033)	—	21,927	67,338

Other income (expense):
Loan and guaranty servicing revenue	23,664	—	—	—	23,664	157	—	—	—	23,821
Tuition payment processing and campus commerce revenue	—	10,270	—	—	10,270	—	—	—	—	10,270
Enrollment services revenue	—	—	26,068	—	26,068	—	—	—	—	26,068
Software services revenue	1,083	—	—	4,896	5,979	—	—	—	—	5,979
Other income	6	—	—	—	6	4,851	1,268	—	—	6,125
Gain on sale of loans	—	—	—	—	—	48	—	—	—	48
Intercompany revenue	18,382	(76)	—	1,517	19,823	—	13,960	(33,783)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	—	—	—	15,755	15,755
Derivative settlements, net	—	—	—	—	—	11,638	—	—	(7,201)	4,437

Total other income (expense)	43,135	10,194	26,068	6,413	85,810	16,694	15,228	(33,783)	8,554	92,503

Operating expenses:
Salaries and benefits	12,491	5,784	6,373	4,702	29,350	1,954	12,828	(1,333)	750	43,549
Restructure expense- severance and contract termination costs	(104)	—	(15)	(8)	(127)	(52)	(186)	365	—	—
Cost to provide enrollment services	—	—	14,755	—	14,755	—	—	—	—	14,755
Other expenses	8,011	2,551	2,529	714	13,805	5,095	14,921	(764)	6,561	39,618
Intersegment expenses	9,822	461	1,580	342	12,205	18,952	894	(32,051)	—	—

Total operating expenses	30,220	8,796	25,222	5,750	69,988	25,949	28,457	(33,783)	7,311	97,922

Income (loss) before income taxes	13,158	1,708	846	663	16,375	44,636	(22,262)	—	23,170	61,919
Income tax (expense) benefit (a)	(4,079)	(530)	(262)	(206)	(5,077)	(13,837)	6,902	—	(7,183)	(19,195)

Net income (loss) from continuing operations	9,079	1,178	584	457	11,298	30,799	(15,360)	—	15,987	42,724
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	981	981

Net income (loss)	$9,079	1,178	584	457	11,298	30,799	(15,360)	—	16,968	43,705

(a)	Income taxes are applied based on the consolidated effective tax rate to income (loss) before income taxes.

	Six months ended June 30, 2009
	Fee-Based
	Student	Tuition							“Base net
	Loan	Payment		Software		Asset	Corporate		income”
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$79	41	—	—	120	328,820	2,739	(982)	7,502	338,199
Interest expense	—	—	—	—	—	236,932	16,634	(982)	—	252,584

Net interest income (loss)	79	41	—	—	120	91,888	(13,895)	—	7,502	85,615

Less provision for loan losses	—	—	—	—	—	15,500	—	—	—	15,500

Net interest income (loss) after provision for loan losses	79	41	—	—	120	76,388	(13,895)	—	7,502	70,115

Other income (expense):
Loan and guaranty servicing revenue	56,037	—	—	—	56,037	—	(763)	—	—	55,274
Tuition payment processing and campus commerce revenue	—	27,386	—	—	27,386	—	—	—	—	27,386
Enrollment services revenue	—	—	57,518	—	57,518	—	—	—	—	57,518
Software services revenue	1,800	—	—	10,024	11,824	—	—	—	—	11,824
Other income	361	—	—	—	361	8,892	19,136	—	—	28,389
Loss on sale of loans	—	—	—	—	—	(402)	—	—	—	(402)
Intersegment revenue	40,766	110	277	7,020	48,173	—	17,384	(65,557)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	—	—	—	(38,893)	(38,893)
Derivative settlements, net	—	—	—	—	—	33,893	—	—	—	33,893

Total other income (expense)	98,964	27,496	57,795	17,044	201,299	42,383	35,757	(65,557)	(38,893)	174,989

Operating expenses:
Salaries and benefits	28,059	12,947	11,958	10,900	63,864	3,510	12,501	(1,628)	159	78,406
Restructure expense- severance and contract termination costs	2,513	—	—	422	2,935	—	353	(3,288)	—	—
Cost to provide enrollment services	—	—	35,885	—	35,885	—	—	—	—	35,885
Other expenses	19,737	4,747	6,336	1,516	32,336	10,834	18,720	1,807	11,939	75,636
Intersegment expenses	18,954	1,292	1,054	1,409	22,709	38,608	1,131	(62,448)	—	—

Total operating expenses	69,263	18,986	55,233	14,247	157,729	52,952	32,705	(65,557)	12,098	189,927

Income (loss) before income taxes	29,780	8,551	2,562	2,797	43,690	65,819	(10,843)	—	(43,489)	55,177
Income tax (expense) benefit (a)	(11,317)	(3,249)	(973)	(1,064)	(16,603)	(25,012)	3,135	—	16,961	(21,519)

Net income (loss)	$18,463	5,302	1,589	1,733	27,087	40,807	(7,708)	—	(26,528)	33,658

(a) Income taxes are applied based on 38% of income (loss) before income taxes for the individual operating segments.

Six months ended June 30, 2009:
Before Tax Operating Margin	30.1%	31.1%	4.4%	16.4%	21.7%	55.4%

Before Tax Operating Margin — excluding net interest income for fee-based businesses, restructure expense, and the revenue and expenses associated with rehabilitation loan sales	31.0%	30.9%	4.4%	18.9%	23.1%	55.4%

Six months ended June 30, 2008:
Before Tax Operating Margin	20.4%	34.7%	2.4%	16.7%	16.9%	8.3%

Before Tax Operating Margin — excluding net interest income for fee-based businesses, restructure expense, impairment expense, the loss on sale of loans, and the revenue and expenses associated with rehabilitation loan sales	25.7%	31.8%	2.9%	20.1%	19.6%	54.4%

	Six months ended June 30, 2008
	Fee-Based
	Student	Tuition							“Base net
	Loan	Payment		Software		Asset	Corporate		income”
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$856	1,075	10	—	1,941	602,651	2,771	(640)	40,745	647,468
Interest expense	—	—	2	—	2	538,417	19,826	(640)	—	557,605

Net interest income (loss)	856	1,075	8	—	1,939	64,234	(17,055)	—	40,745	89,863

Less provision for loan losses	—	—	—	—	—	11,000	—	—	—	11,000

Net interest income (loss) after provision for loan losses	856	1,075	8	—	1,939	53,234	(17,055)	—	40,745	78,863

Other income (expense):
Loan and guaranty servicing revenue	48,320	—	—	—	48,320	162	—	—	—	48,482
Tuition payment processing and campus commerce revenue	—	24,117	—	—	24,117	—	—	—	—	24,117
Enrollment services revenue	—	—	53,290	—	53,290	—	—	—	—	53,290
Software services revenue	2,535	—	37	11,611	14,183	—	—	—	—	14,183
Other income	38	—	—	—	38	9,708	2,633	—	—	12,379
Loss on sale of loans	—	—	—	—	—	(47,426)	—	—	—	(47,426)
Intersegment revenue	38,606	184	—	3,333	42,123	—	31,172	(73,295)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	466	—	—	(42,072)	(41,606)
Derivative settlements, net	—	—	—	—	—	55,165	—	—	(9,965)	45,200

Total other income (expense)	89,499	24,301	53,327	14,944	182,071	18,075	33,805	(73,295)	(52,037)	108,619

Operating expenses:
Salaries and benefits	26,489	11,214	12,896	9,870	60,469	4,178	27,419	3,280	2,046	97,392
Restructure expense- severance and contract termination costs	747	—	282	510	1,539	1,844	3,729	(7,112)	—	—
Impairment expense	5,074	—	—	—	5,074	9,351	4,409	—	—	18,834
Cost to provide enrollment services	—	—	30,158	—	30,158	—	—	—	—	30,158
Other expenses	16,498	4,611	5,289	1,333	27,731	10,439	28,786	298	13,121	80,375
Intersegment expenses	23,100	757	3,427	736	28,020	39,554	2,187	(69,761)	—	—

Total operating expenses	71,908	16,582	52,052	12,449	152,991	65,366	66,530	(73,295)	15,167	226,759

Income (loss) before income taxes	18,447	8,794	1,283	2,495	31,019	5,943	(49,780)	—	(26,459)	(39,277)
Income tax (expense) benefit (a)	(5,719)	(2,727)	(397)	(774)	(9,617)	(1,842)	15,433	—	8,202	12,176

Net income (loss) from continuing operations	12,728	6,067	886	1,721	21,402	4,101	(34,347)	—	(18,257)	(27,101)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	981	981

Net income (loss)	$12,728	6,067	886	1,721	21,402	4,101	(34,347)	—	(17,276)	(26,120)

(a)	Income taxes are applied based on the consolidated effective tax rate to income (loss) before income taxes.
Corporate Activity and Overhead in the previous tables primarily includes the following items:
•	Income earned on certain investment activities
•	Interest expense incurred on unsecured debt transactions
•	Other products and service offerings that are not considered operating segments
•	Certain corporate activities and unallocated overhead functions related to executive management, human resources, accounting and finance, legal, marketing, and corporate technology support

The adjustments required to reconcile from the Company’s base net income measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, amortization of intangible assets, discontinued operations, and certain other items that management does not consider in evaluating the Company’s operating results. See “Non-GAAP Performance Measures.” The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student	Tuition
	Loan	Payment		Software	Asset	Corporate
	and	Processing		and	Generation	Activity
	Guaranty	and Campus	Enrollment	Technical	and	and
	Servicing	Commerce	Services	Services	Management	Overhead	Total
	Three months ended June 30, 2009
Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	35,445	(1,432)	34,013
Amortization of intangible assets	1,079	1,869	2,701	136	—	—	5,785
Compensation related to business combinations	—	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(6,042)	—	(6,042)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(410)	(710)	(1,027)	(52)	(11,173)	(775)	(14,147)

Total adjustments to GAAP	$669	1,159	1,674	84	18,230	(2,207)	19,609

	Three months ended March 31, 2009
Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	4,880	—	4,880
Amortization of intangible assets	1,079	1,887	3,042	146	—	—	6,154
Compensation related to business combinations	—	—	—	—	—	159	159
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(1,460)	—	(1,460)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(410)	(717)	(1,157)	(55)	(1,300)	(60)	(3,699)

Total adjustments to GAAP	$669	1,170	1,885	91	2,120	99	6,034

	Three months ended June 30, 2008
Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	(15,866)	111	(15,755)
Amortization of intangible assets	1,165	1,997	3,113	286	—	—	6,561
Compensation related to business combinations	—	—	—	—	—	750	750
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(14,726)	—	(14,726)
Income from discontinued operations, net of tax	(981)	—	—	—	—	—	(981)
Net tax effect (a)	(361)	(619)	(965)	(89)	9,484	(267)	7,183

Total adjustments to GAAP	$(177)	1,378	2,148	197	(21,108)	594	(16,968)

	Six months ended June 30, 2009
Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	40,325	(1,432)	38,893
Amortization of intangible assets	2,158	3,756	5,743	282	—	—	11,939
Compensation related to business combinations	—	—	—	—	—	159	159
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(7,502)	—	(7,502)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(842)	(1,465)	(2,240)	(110)	(12,800)	496	(16,961)

Total adjustments to GAAP	$1,316	2,291	3,503	172	20,023	(777)	26,528

	Six months ended June 30, 2008
Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	41,534	538	42,072
Amortization of intangible assets	2,421	4,048	5,935	572	145	—	13,121
Compensation related to business combinations	—	—	—	—	—	2,046	2,046
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(30,780)	—	(30,780)
Income from discontinued operations, net of tax	(981)	—	—	—	—	—	(981)
Net tax effect (a)	(750)	(1,255)	(1,840)	(178)	(3,378)	(801)	(8,202)

Total adjustments to GAAP	$690	2,793	4,095	394	7,521	1,783	17,276

(a)
For 2009, income taxes are based on 38% of income (loss) before income taxes for the individual operating segments. For 2008, income taxes are applied to the individual operating segments using the Company’s consolidated effective tax rate for each applicable period.

Student Loans Receivable
Student loans receivable includes all student loans owned by or on behalf of the Company and includes the unamortized cost of acquisition or origination less an allowance for loan losses. The following table describes the components of the Company’s loan portfolio:

	As of June 30, 2009
			Originated	Originated	Originated on or
			prior to	between 10/1/07	after 6/4/08 -
	Total		10/1/07	and 6/3/08 (a)	held for sale (b)
Federally insured:
Stafford	$8,383,144	32.7%	$6,340,889	467,338	1,574,917
PLUS/SLS	589,223	2.3%	384,180	48,920	156,123
Consolidation	16,126,450	63.9%	15,969,110	157,340	—

Total federally insured	25,098,817	97.9%	$22,694,179	673,598	1,731,040

	100.0%		90.4%	2.7%	6.9%

Non-federally insured	200,722	0.8%

Total student loans receivable (gross)	25,299,539	98.7%

Unamortized premiums and deferred origination costs — held for investment	371,072	1.4%
Unamortized premiums and deferred origination costs — held for sale	18,250	0.1%
Allowance for loan losses:
Federally insured	(28,093)	(0.1%)
Non-federally insured	(21,907)	(0.1%)

Total student loans receivable (net)	$25,638,861	100.0%

	As of December 31, 2008
			Originated	Originated	Originated
			prior to	between 10/1/07	on or after
	Total		10/1/07	and 6/3/08 (a)	6/4/08 (b)
Federally insured:
Stafford	$7,602,568	29.9%	$6,641,817	390,658	570,093
PLUS/SLS	527,670	2.1%	412,142	48,346	67,182
Consolidation	16,657,703	65.5%	16,614,950	42,753	—

Total federally insured	24,787,941	97.5%	$23,668,909	481,757	637,275

	100.0%		95.5%	1.9%	2.6%

Non-federally insured	273,108	1.1%

Total student loans receivable (gross)	25,061,049	98.6%

Unamortized premiums and deferred origination costs	402,881	1.6%
Allowance for loan losses:
Federally insured	(25,577)	(0.1%)
Non-federally insured	(25,345)	(0.1%)

Total student loans receivable (net)	$25,413,008	100.0%

	As of June 30, 2008
			Originated	Originated
			prior to	between 10/1/07
	Total		10/1/07	and 6/3/08 (a)
Federally insured:
Stafford	$7,054,769	27.1%	$6,668,100	386,669
PLUS/SLS	471,742	1.8%	424,609	47,133
Consolidation	17,805,662	68.5%	17,683,114	122,548

Total federally insured	25,332,173	97.5%	$24,775,823	556,350

	100.0%		97.8%	2.2%

Non-federally insured	279,953	1.1%

Total student loans receivable (gross)	25,612,126	98.5%

Unamortized premiums and deferred origination costs	429,090	1.7%
Allowance for loan losses:
Federally insured	(24,084)	(0.1%)
Non-federally insured	(23,825)	(0.1%)

Total student loans receivable (net)	$25,993,307	100.0%

(a)	Federally insured student loans originated on or after October 1, 2007 earn a reduced annual yield as a result of the enactment of the College Cost Reduction and Access Act of 2007 in September 2007.

(b)
Federally insured student loans originated by the Company on or after June 4, 2008 are eligible to be participated and sold to the Department under the Department’s Participation and Purchase Programs. As of June 30, 2009, these loans are classified as held for sale as they are expected to be sold to the Department under the Department’s Purchase Program.

Origination and Acquisition
The Company originates and acquires loans through various methods and channels including: (i) direct-to-consumer channel (in which the Company originates student loans directly with student and parent borrowers), (ii) campus based origination channels, and (iii) spot purchases.
The Company will originate or acquire loans through its campus based channel either directly under one of its brand names or through other originating lenders. In addition to its brands, the Company acquires student loans from lenders to whom the Company provides marketing and/or origination services established through various contracts. Branding partners are lenders for which the Company acts as a marketing agent in specified geographic areas. A forward flow lender is one for whom the Company provides origination services but provides no marketing services or whom simply agrees to sell loans to the Company under forward sale commitments. The following table sets forth the activity of loans originated or acquired through each of the Company’s channels:

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008

Beginning balance	$25,274,173	25,061,049	26,347,354	25,061,049	26,329,213
Direct channel:
Consolidation loan originations	—	—	3,284	—	69,029
Less consolidation of existing portfolio	—	—	(988)	—	(28,447)

Net consolidation loan originations	—	—	2,296	—	40,582
Stafford/PLUS loan originations	256,844	541,592	114,228	798,436	535,329
Branding partner channel	183,258	412,313	127,929	595,571	601,307
Forward flow channel	51,044	—	84,216	51,044	403,060
Other channels	6,565	13,805	—	20,370	55,922

Total channel acquisitions	497,711	967,710	328,669	1,465,421	1,636,200

Repayments, claims, capitalized interest, participations, and other	(385,041)	(628,927)	(585,443)	(1,013,968)	(885,243)
Consolidation loans lost to external parties	(67,071)	(105,518)	(46,849)	(172,589)	(176,267)
Loans sold	(20,233)	(20,141)	(431,605)	(40,374)	(1,291,777)

Ending balance	$25,299,539	25,274,173	25,612,126	25,299,539	25,612,126

Student Loan Spread
The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
Variable student loan yield	2.94%	3.26%	5.48%	3.10%	5.70%
Consolidation rebate fees	(0.70)	(0.71)	(0.74)	(0.71)	(0.74)
Premium and deferred origination costs amortization	(0.27)	(0.30)	(0.36)	(0.27)	(0.37)

Variable student loan net yield	1.97	2.25	4.38	2.11	4.59
Student loan cost of funds — interest expense	(1.52)	(2.16)	(3.31)	(1.84)	(3.94)
Student loan cost of funds — derivative settlements	0.15	0.38	0.08	0.27	0.34

Variable student loan spread	0.60	0.47	1.15	0.54	0.99
Variable-rate floor income, net of settlements on derivatives (a)	(0.10)	(0.02)	(0.19)	(0.06)	(0.13)
Fixed rate floor income, net of settlements on derivatives	0.59	0.49	0.15	0.54	0.14

Core student loan spread	1.09%	0.94%	1.11%	1.02%	1.00%

Average balance of student loans (in thousands)	$25,123,382	25,265,903	25,767,123	25,194,642	26,313,226
Average balance of debt outstanding (in thousands)	15,683,991	25,764,285	26,767,459	25,723,916	27,297,445

(a)
As a result of the ongoing volatility of interest rates, effective October 1, 2008, the Company changed its calculation of variable rate floor income to better reflect the economic benefit received by the Company. The economic benefit received by the Company related to variable rate floor income was $6.0 million and $19.3 million for the three months ended June 30, 2009 and 2008, respectively, and $7.5 million and $25.6 million for the six months ended June 30, 2009 and 2008, respectively. Variable rate floor income calculated on a statutory maximum basis was $13.0 million and $21.9 million for the three months ended June 30, 2009 and 2008, respectively, and $23.8 million and $40.7 million for the six months ended June 30, 2009 and 2008, respectively. For the three months ended March 31, 2009, the economic benefit received by the Company related to variable rate floor income was $1.5 million, whereas variable rate floor income calculated on a statutory maximum basis for the same period was $10.8 million. Beginning October 1, 2008, and for presentation of prior periods, the economic benefit received by the Company has been used to determine core student loan spread. For the student loan spread analysis shown above, variable-rate floor income for prior periods was changed to reflect the economic benefit to conform to the current period presentation.